Term sheet No. 395J-3

To prospectus dated October 10, 2006,

prospectus supplement dated November 13, 2006,

product supplement J-3 dated July 5, 2007 and

addendum to product supplement J-3 dated December 13, 2007

Registration Statement No. 333-137902 Dated May 19, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return due November 23*, 2011

General

•

Buffered Underlying Securities (BUyS) Linked to the Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return due November 23*, 2011 (the “securities” or “BUyS”) are designed for investors who seek a return linked to the performance of the Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return (the “Index”) at maturity.

•	Investors should be willing to forgo coupon and dividend payments during the term of the securities and to lose up to 80% of their initial investment if the Index declines.
•	Senior unsecured obligations of Deutsche Bank AG due on or about November 23*, 2011.
•	Denominations of $10,000.
•	Minimum initial investments of $10,000.
•	The securities are expected to price on or about May 20*, 2008 and are expected to settle three business days later on or about May 23*, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index:	Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return

Buffer Level:	20%

Participation Rate:	100%

Payment at Maturity:	•

If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $10,000 face amount of BUyS that provides you with a return on your investment equal to the Index Return multiplied by the Participation Rate. Accordingly, your payment at maturity per $10,000 security face amount will be calculated as follows:

$10,000 + ($10,000 x Index Return)

•	If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $10,000 per $10,000 face amount of BUyS.

•

If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1% of the face amount of your securities for every 1% that the Index declines beyond the Buffer Level. Accordingly, in this case, if the Index Return is less than -20%, your payment at maturity per $10,000 face amount of BUyS will be calculated as follows:

$10,000 + [$10,000 × (Index Return + Buffer Level)]

If the Final Level declines from the Initial Level by more than the Buffer Level of 20%, you could lose up to $8,000 per $10,000 face amount of BUyS.

Index Return:	Final Level – Initial Level
Initial Level

Initial Level:	The Index closing level on the Trade Date.

Final Level:	The Index closing level on the Final Valuation Date.

Trade Date:	May 20*, 2008

Final Valuation Date:	November 18*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Maturity Date:	November 23*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515A0 NX 7

ISIN:	US2515A0NX71

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

†

A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “ Selected Risk Considerations” on page TS-4 in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, addendum to the product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•

You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement J-3 dated July 5, 2007 and the addendum to product supplement J-3 dated December 13, 2007. You should rely only on the information contained in this term sheet and in the documents listed below in making your decision to invest in the securities. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement J-3 dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement J-3 dated July 5, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507150047/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

•

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index?

The table below illustrates the payment at maturity for a $10,000 security face amount for a hypothetical range of performance for the Index from -100% to +100% and assumes an Initial Level of 769.46. The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals.

Index Ending Level	Index Return (%)	Payment at Maturity ($)	Return on Securities (%)
1,538.92	100%	$20,000.00	100.00%
1,461.97	90%	$19,000.00	90.00%
1,385.03	80%	$18,000.00	80.00%
1,308.08	70%	$17,000.00	70.00%
1,231.14	60%	$16,000.00	60.00%
1,154.19	50%	$15,000.00	50.00%
1,077.24	40%	$14,000.00	40.00%
1,000.30	30%	$13,000.00	30.00%
923.35	20%	$12,000.00	20.00%
846.41	10%	$11,000.00	10.00%
769.46	0%	$10,000.00	0.00%
692.51	-10%	$10,000.00	0.00%
615.57	-20%	$10,000.00	0.00%
538.62	-30%	$9,000.00	-10.00%
461.68	-40%	$8,000.00	-20.00%
384.73	-50%	$7,000.00	-30.00%
307.78	-60%	$6,000.00	-40.00%
230.84	-70%	$5,000.00	-50.00%
153.89	-80%	$4,000.00	-60.00%
76.95	-90%	$3,000.00	-70.00%
0.00	-100%	$2,000.00	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from the Initial Level of 769.46 to the Final Level of 846.41. Because the Index Return of 10% is positive, the investor receives a payment at maturity of $11,000 per $10,000 security face amount calculated as follows:

Payment at maturity per $10,000 security face amount =

$10,000 + ($10,000 x 10%) = $11,000

Example 2: The level of the Index declines from the Initial Level of 769.46 to the Final Level of 692.51. Because the Index Return of -10% does not exceed the Buffer Level of 20%, the investor receives a payment at maturity of $10,000 per $10,000 security face amount.

Payment at maturity per $10,000 security face amount = $10,000

Example 3: The level of the Index declines from the Initial Level of 769.46 to the Final Level of 538.62. Because the Index Return of -30% exceeds the Buffer Level of 20%, the investor receives a payment at maturity of $9,000 per $10,000 security face amount.

Payment at maturity per $10,000 security face amount = $10,000 + [$10,000 x (-30% + 20%)] = $9,000

Example 4: The level of the Index declines from the Initial Level of 769.46 to the Final Level of 0. Because the Index Return of 100% exceeds the Buffer Level of 20%, the investor will receive a payment at maturity of $2,000 per $10,000 security face amount calculated as follows:

Payment at maturity per $10,000 security face amount = $10,000 + [$10,000 x (-100% + 20%)] = $2,000

Selected Purchase Considerations

•

SECURITIES ARE SENIOR UNSECURED OBLIGATIONS – Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the face amount of your securities is protected against a decline in the Final Level, as compared to the Initial Level, of up to 20%. If the Final Level declines by more than the Buffer Level of 20%, for every 1% decline beyond 20% you will lose an amount equal to 1% of the face amount of your securities. For example, an Index Return of -30% will result in a loss of 10% of your initial investment.

•

RETURN LINKED TO THE PERFORMANCE OF THE DEUTSCHE BANK LIQUID COMMODITY INDEX – OPTIMUM YIELD™ EXCESS RETURN — The return on the securities is linked to the Deutsche Bank Liquid Commodity Index — Optimum Yield™ Excess Return. The Deutsche Bank Liquid Commodity Index — Optimum Yield™ Excess Return is composed of futures contracts on six commodities — crude oil, heating oil, aluminum, gold, wheat and corn — and its closing level is calculated on an “excess return basis” as described below under “Information Relating to the Deutsche Bank Liquid Commodity Index – Optimum Yield™ Excess Return.”

•

CERTAIN INCOME TAX CONSEQUENCES – You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, other than pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index or any of the Index Constituents. For a fuller discussion of the risks associated with an investment in the securities, see the “Risk Factors” section of the accompanying product supplement.

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment in excess of $2,000 per $10,000 security face amount. The return on the securities at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 20% Buffer Level. Accordingly, you could lose up to $8,000 for each $10,000 security face amount that you invest.

•

ASSUMING NO CHANGES IN MARKET CONDITIONS OR ANY OTHER RELEVANT FACTORS, THE MARKET VALUE OF THE SECURITIES ON THE SETTLEMENT DATE (AS DETERMINED BY DEUTSCHE BANK AG) WILL BE LESS THAN THE ORIGINAL ISSUE PRICE — While the payment at maturity is based on the full face amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Therefore, the market value of the securities on the Settlement Date, assuming no changes in market conditions or other relevant factors, will be less than the original issue price. The inclusion of commissions and hedging costs in the original issue price will also decrease the price, if any, at which Deutsche Bank Securities Inc. (“DBSI”) or its affiliates will be willing to purchase the securities after the Settlement Date, and any sale on the secondary market could result in a substantial loss to you. The hedging costs include the projected profit that we or our affiliates are expected to realize in consideration for assuming the risks inherent in managing the hedging transactions. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

•

THE YIELD ON THE SECURITIES MAY BE NEGATIVE AND MAY BE LESS THAN THE YIELD ON TRADITIONAL DEBT SECURITIES — If the Final Level is less than the Initial Level, you may lose some of your initial investment. Even if the Index Return is positive, the return on the securities at maturity may not be sufficient to compensate you for any opportunity cost, taking into account inflation over the term of the securities and other factors relating to the time value of money.

•

NO RIGHTS IN EXCHANGE-TRADED FUTURES CONTRACTS ON THE INDEX CONSTITUENTS — As an owner of the securities, you will not have any rights that holders of exchange-traded futures contracts on the Index Constituents may have.

•

THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. DBSI intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

•

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER OF THE SECURITIES, THE CALCULATION AGENT FOR THE SECURITIES, THE SPONSOR OF THE INDEX AND THE CALCULATION AGENT FOR THE INDEX ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities, the calculation agent for the securities, the sponsor of the Index (the “Sponsor”) and the calculation agent for the Index. We, as calculation agent for the securities, will determine whether there has been a Market Disruption Event with respect to the Index, Exchange Traded Instrument or Index Constituent (each as defined below). In the event of any such Market Disruption Event, we may use an alternate method to calculate the Index closing level, including the Index Initial Level and the Index Final Level. As the Sponsor, we carry out calculations necessary to promulgate the Index, and we maintain some discretion as to how such calculations are made. In particular, the Sponsor has discretion in selecting among methods of how to calculate the Index in the event the regular means of determining the Index is unavailable at the time such determination is scheduled to take place, and the Sponsor has even more discretion in the case of a Force Majeure Event relating to the Index. While Deutsche Bank AG, London Branch will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities and the Index, there can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the Index. Thus potential conflicts of interest may exist between Deutsche Bank AG, London Branch and you, as holders of the securities.

Furthermore, Deutsche Bank AG, London Branch or one or more of its affiliates may have published, and may in the future publish, research reports on the Index Constituents (or various contracts or products related to the Index Constituents) or related indices. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the value of the Index and, therefore, the value of the securities or the potential payout on the securities.

•

LEGAL AND REGULATORY CHANGES COULD IMPAIR THE VALUES OF THE UNDERLYING COMMODITIES — Legal and regulatory changes could adversely affect commodity prices. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. The effect of any future legal or regulatory action relating to commodities is not possible to predict, but any such action could cause unexpected volatility and instability in commodity markets with a substantial and adverse effect on the performance of the Index and, consequently, the value of the securities.

•

THE TRADING VALUE OF THE SECURITIES WILL BE AFFECTED BY A NUMBER OF UNPREDICTABLE FACTORS — The trading value of the securities will be affected by the supply of and demand for the securities and other factors, many of which are independent of our financial condition and results of operations, including:

•	the value of the Index;

•	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the Index Constituents or commodities markets generally;

•	the interest rates then prevailing in the market;

•	the time remaining to maturity of the securities;

•	the volatility of each Index Constituent;

•	the combined volatility of the Index Constituents as reflected in the volatility and expected volatility of the Index; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

THE CORRELATION AMONG THE INDEX CONSTITUENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the values of the Index Constituents increase or decrease to the same degree at the same time. If the correlation among the Index Constituents changes, the value of the securities may be adversely affected.

•

THE RETURN ON YOUR INVESTMENT COULD BE SIGNIFICANTLY LESS THAN THE PERFORMANCE OF ANY INDIVIDUAL INDEX CONSTITUENT — The return on your investment in the securities could be less than the return on an alternative investment with similar risk characteristics, even if some of the Index Constituents have generated significant returns. The levels of the Index Constituents also may move in different directions at different times compared to each other, and underperformance by one or more of the Index Constituents will reduce the performance of the Index as a whole.

•

COMMODITY PRICES MAY CHANGE UNPREDICTABLY — Market prices of the Index Constituents may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, weather, trends in agriculture and trade, fiscal, monetary and exchange control programs, domestic and foreign political and economic events and policies, disease, pestilence, technological developments and changes in interest rates. These factors may affect the values of the related contracts reflected in the Index and the value of your securities in varying ways, and different factors may cause the values of the Index Constituents and the volatility of their prices to move in inconsistent directions at inconsistent rates.

•

THE ABSENCE OF BACKWARDATION OR PRESENCE OF CONTANGO IN THE MARKETS FOR FUTURES CONTRACTS INCLUDED IN THE INDEX WILL ADVERSELY AFFECT THE LEVEL OF THE INDEX — As the futures contracts that underlie the Index near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August 2007 may specify an October 2008 expiration. As that contract nears expiration, it may be replaced by selling the October 2008 contract and purchasing the contract expiring in December 2008. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer-term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the October 2008 contract would take place at a price that is higher than the price at which the December 2008 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil will adversely affect the level of the Index and, accordingly, decrease the value of your securities.

Conversely, aluminum, gold, corn and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. The presence of contango in aluminum, gold, corn and wheat will adversely affect the level of the Index and, accordingly, decrease the value of your securities.

•

THE LONDON METAL EXCHANGE DOES NOT HAVE DAILY PRICE LIMITS — The official cash offer prices of aluminum are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within an Exchange Trading Day (as defined below) or over a period of Exchange Trading Days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on the Final Valuation Date the per unit U.S. dollar cash offer prices used to determine the official cash offer price of aluminum and consequently the payment at maturity, could be adversely affected.

•

THE MARKETS FOR THE UNDERLYING COMMODITIES SUFFER FROM SYSTEMIC RISKS —Changes in supply and demand can have significant adverse effects on the prices of commodities. In addition, commodities tend to be exposed to the risk of fluctuations in currency exchange rates, volatility from speculative activities and the risk that substitutes for the commodities in their common uses will become more widely available or comparatively less expensive. Corn and wheat prices are often heavily affected by weather, crop yields, natural disasters, pestilence and technological developments, as well as government policies regarding agriculture, energy, trade, fiscal and monetary issues, particularly with regard to subsidies and tariffs. In addition, there are many risks specific to the individual underlying commodities.

•

Corn: Corn is primarily used as a livestock feed but is also processed into food and industrial products, including starches, sweeteners, corn oil, beverage and industrial alcohol, and fuel ethanol. Demand for corn is influenced by a variety of factors including the level of global livestock production, the level of human consumption of corn and corn-derived products and, in the case of demand for production into ethanol, demand for corn as the basis for ethanol. The supply of corn is dominated by the United States, China, Central and South America and the European Union.

•

Wheat: Global supply of, and demand for, wheat are generally driven by global grain production, population growth and economic activity. Alternative uses for grains such as energy sources or in manufacturing also drive the prices for grains.

•

Aluminum: Changes in the levels of global industrial activity and adjustments to inventory in response to changes in economic activity and/or pricing levels can cause a great deal of volatility in the demand for the aluminum. The automobile, packaging and construction sectors are particularly important to the demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include droughts, transportation problems and shortages of power and raw materials.

•

Crude Oil: Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargoes) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. We can give no assurance that the settlement price will not be more volatile than world crude oil prices generally.

•

Heating Oil: Demand for heating oil depends heavily on the level of global industrial activity and the seasonal temperatures in countries throughout the world. Heating oil is derived from crude oil and as such, any factors that influence the supply of crude oil may also influence the supply of heating oil.

•

Gold: Gold prices are affected by numerous factors, including the relative strength of the U.S. dollar (in which gold prices are generally quoted) to other currencies, industrial and jewelry demand, expectations with regard to the rate of inflation, interest rates and transactions by central banks and other governmental or multinational agencies that hold gold. The market for gold bullion is global, and gold prices are affected by macroeconomic factors such as the structure of and confidence in the global monetary system and gold borrowing and lending rates.

•

THE COMMODITY PRICES REFLECTED IN THE INDEX ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Index Constituents may be produced in emerging market countries which are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. Indeed, in recent years, many emerging market countries have undergone significant political, economic and social change. In many cases, far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms has occurred. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market country. Political or economic instability are likely to adversely impact the level of the Index and, consequently, the return on your investment.

•

IF THE LIQUIDITY OF THE INDEX CONSTITUENTS IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Commodities and derivatives contracts on commodities may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the closing level of the Index and, therefore, on the return on your securities. Limited liquidity relating to the Index Constituents may also result in the Sponsor being unable to determine the level of the Index using its normal means.

•

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE COMMODITY AND RELATED FUTURES MARKETS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the Index and, therefore, the value of your securities.

•

TRADING BY US OR OUR AFFILIATES IN THE COMMODITIES MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions. In addition, we or one or more of our affiliates may hedge our commodity exposure from the securities by entering into various transactions. We may adjust these hedges at any time and from time to time. Our trading and hedging activities may have a material adverse effect on the commodities prices and consequently have a negative impact on the performance of the Index including on the Final Valuation Date, which would affect your payment at maturity. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the securities may decline.

•

RISKS ASSOCIATED WITH THE INDEX MAY ADVERSELY AFFECT THE MARKET PRICE OF THE SECURITIES — Because the securities are linked to the Index which reflects the return on futures contracts on six different exchange-traded physical commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.

•

THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN A SECURITY ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. tax treatment of a security, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of a security are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. If the IRS were successful in asserting an alternative treatment, the timing and character of income on a security might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in a security (including alternative treatments) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

The securities may be suitable for you if:

•	You seek an investment with a return linked to the performance of a commodity-linked index reflecting the investment strategy described above;

•	You are willing to accept the risk of a partial loss of principal;

•	You are willing and able to hold the securities to maturity; and

•	You do not seek current income from this investment.

The securities may not be suitable for you if:

•	You seek an investment with 100% principal protection;

•	You do not seek an investment with exposure to commodities and to the commodity and other risks described in this document;

•	You are unwilling or unable to hold the securities to maturity;

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

THE DEUTSCHE BANK LIQUID COMMODITY INDEX —

OPTIMUM YIELD™ EXCESS RETURN

The Index reflects the performance of a basket of futures contracts relating to six commodities (each such futures contract, an “Exchange Traded Instrument”) and measures the value of this basket by tracking the closing prices of certain exchange traded contracts for the future delivery of each of these commodities, adjusted to reflect the relative weight of each commodity in the Index. The commodities included in the Index are: West Texas Intermediate light sweet crude oil (“crude oil”), New York Harbour no. 2 heating oil (“heating oil”), high grade primary aluminum (“aluminum”), gold, corn and wheat (each, an “Index Constituent”). The relative weight of each Index Constituent reflected in the Index is variable and is adjusted from time to time.

Because the Index measures the value of the Index Constituents by tracking the prices of Exchange Traded Instruments, the Index methodology includes provisions that provide for the periodic replacement of Exchange Traded Instruments as they approach maturity. This replacement takes place over a period of time, referred to as the “Recomposition Period,” to lessen the impact of such replacement on the markets for the Index Constituents. Each Recomposition Period normally lasts for a number of Index Business Days (as defined below). The Recomposition Period occurs monthly for Exchange Traded Instruments relating to crude oil and heating oil, and annually for Exchange Traded Instruments relating to aluminum, gold, corn and wheat. This replacement process is described in more detail below under the heading “—Determining the Instrument Amount During a Recomposition Period.”

Deutsche Bank AG, London Branch, the Sponsor, established the Index in December 1988 (the “Base Date”). The Sponsor will publish the Index closing level for each Index Business Day on Bloomberg ticker DBLCOYER <Index> or any successor thereto and on Deutsche Bank’s website at http://index.db.com or any successor thereto. The Sponsor will also publish on these websites any adjustments made to the Index. The reference to Deutsche Bank’s website is made for purposes of conveying the foregoing information only, and no other information found at this website is incorporated by reference into this term sheet.

“Index Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London, United Kingdom.

Calculation of the Index Closing Level: The Sponsor will calculate the Index closing level on each Index Business Day by (i) taking the sum of the Weighted Closing Price for each Exchange Traded Instrument included in the Index on such Index Business Day, and (ii) rounding to six decimal places, with 0.0000005 being rounded upwards.

The “Weighted Closing Price” for an Exchange Traded Instrument on a particular trading day is the product of the weight assigned to such Exchange Traded Instrument on such day, referred to as the “Instrument Amount,” multiplied by the closing price for such day for such Exchange Traded Instrument on the relevant exchange.

For each Exchange Traded Instrument, an “Exchange Trading Day” is a day, as determined by the Calculation Agent, on which the relevant exchange for such Exchange Traded Instrument is open for trading during its regular trading session, notwithstanding any such relevant exchange closing prior to its scheduled closing time.

On May 15, 2008, the Instrument Amounts for the Exchange Traded Instruments relating to the respective Index Constituents were as follows:

Index Constituent	Relevant Exchange	Instrument Amount
Heating Oil	NYMEX	22.68%
Crude Oil	NYMEX	36.56%
Aluminum	LME	10.76%
Gold	COMEX	7.87%
Corn	CBOT	12.36%
Wheat	CBOT	9.78%

For each Exchange Traded Instrument, we refer to the exchange specified above, or its successor, as the “relevant exchange”. The methodology used to obtain the closing price for an Exchange Traded Instrument varies depending on the Index Constituent underlying such Exchange Traded Instrument and is determined as follows:

Crude Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to crude oil will be its price at the regular close of the principal trading session on such day on the New York Mercantile Exchange or its successor (“NYMEX”), expressed in U.S. Dollars per barrel of crude oil, as published by NYMEX for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Heating Oil Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to heating oil will be its price at the regular close of the principal trading session on such day on NYMEX, expressed in U.S. Dollars per U.S. gallon of heating oil, as published by NYMEX for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by NYMEX for the immediately preceding Index Business Day for which a price is available.

Aluminum Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to aluminum will be its price at the regular close of the principal trading session on such day on the LME or its successor, re-expressed in U.S. Dollars per metric tonne of aluminum, as published by the LME or its successor for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by the LME or its successor for the immediately preceding Index Business Day for which a price is available.

Gold Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to gold will be its price at the regular close of the principal trading session on such day on the Commodity Exchange Inc., New York or its successor (“COMEX”), expressed in U.S. Dollars per troy ounce of gold, as published by COMEX for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by COMEX for the immediately preceding Index Business Day for which a price is available.

Corn Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to corn will be its price at the regular close of the principal trading session on such day on the Board of Trade of the City of Chicago Inc., or its successor (“CBOT”), expressed in U.S. Dollars per bushel of corn, as published by CBOT for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Wheat Closing Price

The closing price on an Index Business Day for an Exchange Traded Instrument relating to wheat will be its price at the regular close of the principal trading session on such day on CBOT, expressed in U.S. Dollars per U.S. bushel of wheat of the grades deliverable in respect of the relevant Exchange Traded Instrument in accordance with the rules of CBOT, as published by CBOT for that Index Business Day or, if in the determination of the Sponsor, a price is not available on such Index Business Day, the price as published by CBOT for the immediately preceding Index Business Day for which a price is available.

Corrections To Closing Prices For Exchange Traded Instruments

The Sponsor will adjust the closing price for the relevant Exchange Traded Instrument to reflect any corrections to such closing price that have been published by the relevant exchange prior to 11:00 p.m. (London time) on the Index Business Day immediately following the Index Business Day to which the closing price relates, or, if the publication time of any such closing price is amended by the relevant exchange, such other time as the Sponsor may determine and publish as a replacement for 11:00 p.m. (London time).

Optimum Yield

The Index’s “Optimum Yield” component employs a rules-based approach when the Index rolls from one futures contract to another. Rather than selecting the new futures contract based on a pre-defined schedule, the Index rolls to a successor futures contract from a list of tradable futures contracts set to expire within the next thirteen months in a manner that seeks to generate the maximum implied roll yield. In this way, the Index seeks to maximize the potential roll benefits in backwardated markets and minimize the loss from rolling down the curve in contango markets.

If the price of a commodity futures contract is greater than the spot price, the market is in contango. If the price of a commodity futures contract is below the spot price, the market is in backwardation. In a contango market, as the time to expiration of the futures contract decreases, as a general matter the contract price will move toward the spot price. Assuming a flat spot price, this results in the price of the futures contract falling; the opposite is true for a market in backwardation.

On the first day of each month that is a business day in New York, each futures contract currently in the Index is tested for continued inclusion in the Index based on the month in which the contract delivery of the underlying Index Constituent can start. If, on such date, the delivery month is the next month, a new contract is selected. For example, if the first New York business day is July 1, 2008, and the delivery month of a futures contract currently in the Index is August 2008, a new contract with a later delivery month will be selected.

For each Index Constituent, the new commodity futures contract selected will be the contract with the maximum implied roll yield based on the closing price for each eligible contract. An eligible contract is any contract having a delivery month: (i) no sooner than the month after the delivery month of the commodity futures contract currently in the Index, and (ii) no later than the 13th month after the applicable first New York business day. For example, if the applicable first New York business day is July 1, 2008, and the delivery month of a futures contract currently in the Index is August 2008, the delivery month of an eligible new contract must be between September 2008 and October 2009. If two contracts have the same roll yield, the contract with the minimum number of months to the month of expiration is selected.

Determining the Instrument Amount

The Instrument Amount reflects the weight of a particular Exchange Traded Instrument in the Index.

The Instrument Amount for any Index Business Day that is neither a Rebalancing Day (as defined below) nor a day falling within a Recomposition Period will be the Instrument Amount for the immediately preceding Index Business Day that does not fall within a Recomposition Period.

The Instrument Amount for a particular Exchange Traded Instrument will change during each Recomposition Period and on any Rebalancing Day. In addition, the Instrument Amount may change in the event of a Market Disruption Event. Each change to the Instrument Amount is described in more detail below.

Determining the Instrument Amount During a Recomposition Period

If an existing Index holding no longer meets the inclusion criteria, the monthly index roll unwinds the existing Instrument Amount and enters into a new contract. The Recomposition Period takes place between the 2nd and 6th Index Business Day of the month, subject to a Market Disruption Event. On each day during the Recomposition Period new notional holdings are calculated. The calculations for the Instrument Amount leaving the Index and the Instrument Amount entering the Index are different.

The “excess return” calculation value (in respect of an Index Constituent on any Index Business Day) during a Recomposition Period is the sum of (i) the product of (A) the existing Instrument Amount for such Index Constituent for such Index Business Day and (B) the closing price for such Index Constituent for such Index Business Day and (ii) the product of (A) the new Instrument Amount for such Index Constituent for such Index Business Day and (B) the closing price for such Index Constituent for such Index Business Day.

Determining the Instrument Amount on a Rebalancing Day

The Index is rebalanced on an annual basis on the 6th business day of November, subject to extension in the event of a Market Disruption Event, to rebalance its composition to the Index Base Weight.

“Index Base Weight” means the weightings assigned to each Index Constituent on the Base Date being:

•	in respect of crude oil, 35.00%;

•	in respect of heating oil, 20.00%;

•	in respect of aluminum, 12.50%;

•	in respect of gold, 10.00%;

•	in respect of corn, 11.25%; and

•	in respect of wheat, 11.25%.

Market Disruption Events

If the Sponsor is required on an Index Business Day to calculate the closing price for any Exchange Traded Instrument in a different manner than set forth above under “—Calculation of the Index Closing Level,” due to the occurrence or continuance of an event, other than a Force Majeure Event (as defined below), then such event will be a “Market Disruption Event” with respect to such Exchange Traded Instrument.

We refer to the Final Valuation Date, along with any other date on which the Index Closing Level is required to be calculated by the calculation agent for the securities, as “Index Valuation Dates.”

The following paragraphs supersede the corresponding paragraphs in the accompanying product supplement.

If a Market Disruption Event or Force Majeure Event relating to one or more Exchange Traded Instruments is in effect on the Trade Date or any Index Valuation Date or if any Index Valuation Date or the Trade Date is not an Exchange Trading Day with regard to any Exchange Traded Instrument, the calculation agent for the securities will calculate the Index closing level for the Trade Date or Index Valuation Date, as applicable, using:

•	for each Exchange Traded Instrument, the Instrument Amount on the Index Valuation Date or the Trade Date, as applicable;

•

for each Exchange Traded Instrument for which such Index Valuation Date or the Trade Date, as applicable, was an Exchange Trading Day and which did not suffer a Market Disruption Event or Force Majeure Event on such Index Valuation Date or the Trade Date, as applicable, the closing price for such Exchange Traded Instrument on such Index Valuation Date or the Trade Date, as applicable; and

•

for each Exchange Traded Instrument for which such Index Valuation Date or the Trade Date, as applicable, was not an Exchange Trading Day or which suffered a Market Disruption Event or Force Majeure Event on such Index Valuation Date or the Trade Date, as applicable, the closing price for the Exchange Traded Instrument on the immediately succeeding Exchange Trading Day for such Exchange Traded Instrument on which no Market Disruption Event or Force Majeure Event occurs or is continuing with respect to such Exchange Traded Instrument; provided, that if a Market Disruption Event or Force Majeure Event has occurred or is continuing with respect to an Exchange Traded Instrument on the Trade Date and the immediately succeeding scheduled Exchange Trading Day or if neither the Trade Date nor the immediately succeeding scheduled Exchange Trading Day is an Exchange Trading Day, then the calculation agent for the securities will determine the closing price for the affected Exchange Traded Instrument on such immediately succeeding scheduled Exchange Trading Day in good faith and in a commercially reasonable manner. If a Market Disruption Event or Force Majeure Event has occurred or is continuing with respect to any Exchange Traded Instrument on any Index Valuation Date and is continuing on the tenth scheduled Exchange Trading Day following the Final Valuation Date or if such tenth scheduled Exchange Trading Day is not an Exchange Trading Day, then the calculation agent will determine and use the closing price for the affected Exchange Traded Instrument on such tenth scheduled Exchange Trading Day in good faith and in a commercially reasonable manner.

Despite anything to the contrary in the product supplement, if a Market Disruption Event or Force Majeure Event exists on any Index Valuation Date or if an Index Valuation Date is not an Exchange Trading Day for any Exchange Traded Instrument and the date as of which the calculation agent for the securities determines the closing level of the

Index falls less than three Index Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the third Index Business Day following the date as of which the calculation agent for the securities has determined the closing level of the Index for such Index Valuation Date. If a Maturity Date is not an Index Business Day, it will be postponed to the next succeeding Index Business Day, subject to postponement in the event that a Market Disruption Event or Force Majeure Event exists on the applicable Index Valuation Date as described above.

The Sponsor will not calculate the Index Closing Level in the event of an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, Act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the Sponsor and that the Sponsor determines, in its discretion, affects the Index or any Index Constituent (a “Force Majeure Event”). If a Force Majeure Event occurs on an Index Business Day, the Sponsor may, in its discretion, take one or more of the following actions: (i) make such determinations and/or adjustments as it considers appropriate to determine the Index Closing Level; or (ii) defer publication of information relating to the Index until the next Index Business Day on which it determines that no Force Majeure Event exists.

Change in the Methodology of the Index

The Sponsor may modify the methodology used to determine the Index as it deems appropriate if the Sponsor is of the view that such change is required in light of fiscal, market, regulatory, juridical or financial circumstances (including, but not limited to, any changes to or any suspension or termination of or any other events affecting any Index Constituent or an Exchange Traded Instrument). The Sponsor may also make modifications to the terms of the Index in any manner that it may deem necessary or desirable, including (without limitation) to correct any manifest or proven error or to cure, correct or supplement any defective provision used to determine the Index closing level. The Sponsor will publish notice of any such modification or change and the effective date thereof as described above.

HISTORICAL INFORMATION

The following graph shows the historical high, low and period end closing levels of the Index for each calendar quarter since August 1, 1997 through May 15, 2008. The closing level of the Index on May 15, 2008 was 769.46.

Because the Index was launched in April 2006, the Sponsor has retrospectively calculated the levels of the Index based on actual historical commodity forward rates using the same methodology as described above. Although the Sponsor believes that this retrospective calculation represents accurately and fairly how the Index would have performed before April 2006, the Index did not, in fact, exist before April 2006. All prospective investors should be aware that no actual investment that allowed a tracking of the performance of the Index was possible at anytime prior to April 2006. Past performance of the Index is no guarantee of future results.

We obtained the various Index levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. Deutsche Bank Securities Inc. and other agents may pay referral fees to other broker-dealers of up to 0.5% or $50 per $10,000 security face amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $25.00 per $10,000 security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

        We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.